INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2013 by and between Lakeland Industries, Inc., a Delaware corporation (the “Company”), and the Investor party hereto.

WHEREAS, on the date hereof, the Company, Lakeland Protective Wear Inc. and the Investor party thereto entered into that certain Loan and Security Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), pursuant to which the Company, among other things, borrowed money and issued Warrants (as defined below) to such Investor; and

WHEREAS, in connection with entering into the Financing Agreement and issuing the Warrants, the Company has agreed to provide the investor rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, the parties hereby agree as follows:

1.          Board of Directors. The Company represents, warrants and covenants that: (a) on the date hereof, the Board of Directors of the Company (the “Board”) consists of seven (7) persons, who are divided into three classes, designated Class 1, Class 2 and Class 3; (b) each class of the Board shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board; (c) on the date hereof, there are no vacancies on the Board; (d) the Company shall promptly notify the Investor in writing of any vacancy that occurs on the Board; and (e) until an Investor Director (as defined below) has been duly elected to the Board, the Company shall not fill any vacancy on the Board except as provided herein.

2.            Investor Director.

(a)          For so long as the Investor and/or any of its Affiliates own (beneficially or of record) (i)(A) Stockholder Securities that represent (for these purposes, all Stockholder Securities convertible into, or exchangeable or exercisable for, other securities of the Company shall be deemed to have been so converted, exchanged or exercised in full) in the aggregate at least six percent (6%) of the outstanding Common Stock and (B) any loans, notes or other indebtedness under the Financing Agreement or other Transaction Documents in an aggregate principal amount of at least $2,000,000 or (ii) shares of Common Stock (for these purposes, excluding securities of the Company that are convertible, exchangeable or exercisable for shares of Common Stock) that represent in the aggregate at least five percent (5%) of the outstanding Common Stock (the “Investor Conditions”), the Investor shall have the right to designate one individual to be nominated for election to the Board (the “Investor Director”).

For the avoidance of doubt, references to “outstanding Common Stock” shall not include shares issuable or reserved for issuance pursuant to options, warrants, convertible or exchangeable securities or other similar rights. For purposes hereof, any determination required to be made hereunder as to ownership of the Stockholder Securities shall be made at the end of each of the Company’s fiscal quarters. The Company shall promptly notify the Investor in writing upon the Company’s determination that the Investor is no longer entitled to designate an Investor Director hereunder.

(b)          If at any time the Investor and its Affiliates no longer meet the Investor Conditions, any Investor Director previously nominated by the Investor and currently serving as a director may serve until the next annual meeting of stockholders.

(c)          If a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of an Investor Director, the Investor shall be entitled to designate such Investor Director’s successor in accordance with this Agreement, and the Board shall promptly, subject to Section 4(b), fill such vacancy with such successor.

3.             Board Observer Rights. For so long as (a) the Investor and/or any of its Affiliates own (beneficially or of record) (i) Stockholder Securities that represent (for these purposes, all Stockholder Securities convertible into, or exchangeable or exercisable for, other securities of the Company shall be deemed to have been so converted, exchanged or exercised in full) in the aggregate at least six percent (6%) of the outstanding Common Stock and/or (ii) any loans, notes or other indebtedness under the Financing Agreement or other Transaction Documents in an aggregate principal amount of at least $2,000,000 and (b) no Investor Director is serving as a director on the Board, the Investor shall have the right to appoint one board observer (an “Observer”) to attend meetings of the Board and any committee thereof. Any Observer so appointed shall have the right to attend any meeting of the Board and any committee thereof and the Company shall, concurrently with delivery to the members of the Board or such committee, deliver to the Observer all notices, minutes, consents and other materials provided by or on behalf of the Company to the members of the Board or such committee; provided, however, that the Observer may be excluded from access to any material or meeting or portion thereof if the Board or such committee reasonably determines in good faith that such exclusion is reasonably necessary to avoid a direct conflict of interest, to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar or justifiable reasons.

4.             Company Obligations regarding Investor Director.

(a)          The Company shall take or cause to be taken any and all such actions so that (i) the Investor Director is included in the Board’s slate of nominees to the stockholders for the next election of directors (other than the annual meeting of stockholders of the Company to be held on July 12, 2013 (the “2013 Stockholders’ Meeting”)) and each election of directors thereafter at which the class of directors to which the Investor Director has been previously elected as a director is standing for election (it being understood that if the Investor Director is not elected to the Board at such next election of directors, the Investor Director shall be included in the Board’s slate of nominees at each following election of directors until the Investor Director has been elected to be a member of a class of directors) and (ii) the Investor Director is included in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board (other than the 2013 Stockholders’ Meeting), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board (to the extent permitted) with respect to the election of members of the Board, and recommended for election to the Board in the same manner and to the same extent that such action is taken in respect of the other Board nominees. Without in any way limiting the foregoing, if at any time following the date hereof (x) a vacancy on the Board occurs and (y) an Investor Director has not yet been duly elected to the Board, then the Company shall take or cause to be taken any and all such actions so that the Investor Director is promptly duly elected to the Board.

(b)          At any time a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of an Investor Director, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of: (i) the designation by the Investor of a successor Investor Director; (ii) the failure by the Investor to designate a successor Investor Director within thirty (30) days after receipt by the Investor of written notification of the vacancy from the Company; or (iii) the delivery to the Company of a specific waiver in writing by the Investor of their right under this Section 4(b).

(c)          Notwithstanding the foregoing, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Investor Director (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws or (ii) if the Board or any committee thereof determines in good faith, after receipt of advice of outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law or violate the Certificate of Incorporation or by-laws of the Company; provided, however, that upon the occurrence of any event under either clause (i) or (ii) above, the Company shall promptly notify the Investor in writing of the occurrence of such event and, to the extent possible, permit the Investor to provide an alternate Investor Director or such information sufficiently in advance of any Board action or meeting of stockholders called with respect to such election of nominees or consent in lieu of a meeting. The Company shall use best efforts to perform its obligations under Section 4(a) with respect to any such alternate Investor Director.

(d)          In the event that the Investor designates an Investor Director pursuant to this Agreement, the Company agrees to promptly, and in any event no later than the date of the commencement of the term of such Investor Director, enter into an indemnification agreement with such Investor Director on terms and conditions comparable to those indemnification agreements entered into with other directors of the Board and otherwise reasonably acceptable to the Investor.

5.             Certain Other Company Obligations.

(a)          The Company shall pay the reasonable out-of-pocket expenses incurred by the Investor Director and any Observer in connection with performing such person’s duties as a director or Observer, as the case may be, including without limitation the reasonable out-of-pocket expenses incurred by such persons for attending meetings of the Board or committee thereof, consistent with Company policies and procedures in effect from time to time for all directors.

(b)          The Company shall use commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance providing coverage to the directors (including any Investor Director), in an amount and on terms and conditions satisfactory to the Board.

6.             Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under common Control with such Person. For purposes hereof, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as the same may be amended from time to time.

“Common Stock” means (i) the Company’s shares of Common Stock, par value $0.01 per share and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Investor” means each Person identified as an Investor on the signature pages hereto and any Affiliate or transferee of any such Person who is a subsequent holder of any Warrants or other Stockholder Securities transferred by such Person.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, union or other organization or entity, including a governmental authority.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Company and the investor(s) party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Securities” means (i) the Warrant Shares, (ii) any shares of Common Stock and any shares of Common Stock issued or issuable (directly or indirectly) upon conversion, exchange and/or exercise of any other securities of the Company owned by any Investor (including, without limitation, any shares of Common Stock issued as payment of interest or other amounts in connection with the debt incurred under the Financing Agreement or other Transaction Documents) and (iii) any other securities issued or issuable with respect to, or in exchange for or in replacement of, Stockholder Securities, whether issued as a dividend or other distribution, or by merger, charter amendment or otherwise.

“Transaction Documents” means the Financing Agreement, any notes issued thereunder, any guarantees and security documents entered into in connection therewith, the Warrants, the Registration Rights Agreement, this Agreement, and any other agreement, instrument or other document executed and/or delivered from time to time in connection therewith, and including all amendments, restatements, supplements or other modifications thereof.

“Warrants” means the Warrants to Purchase Common Stock issued pursuant to the Financing Agreement, and any warrants delivered with respect thereto, or in exchange therefor or in replacement thereof.

“Warrant Shares” means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

7.            Miscellaneous.

(a)          No modification, amendment or waiver of any provision of this Agreement shall be effective against any of the parties hereto unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure of any party hereto to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)          All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All such notices and communications shall be sent to the respective parties at their addresses set forth under their names on the signature pages hereto, or to such other facsimile number or address as subsequently modified by written notice given in accordance with this Section 7(b).

(c)          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned without the express written consent of the Investor, or its successors or permitted assigns, as applicable. No rights or obligations of any Investor under this Agreement may be assigned without the express written consent of the Company, or its successors or permitted assigns, as applicable; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed (it being acknowledged that it shall not be deemed unreasonable to withhold consent in connection with any proposed transfer to a competitor of the Company). Nothing herein contained shall confer or is intended to confer on any Person that is not a party to this Agreement any rights under this Agreement.

(d)          This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, email or other electronic imaging means (including PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(e)          The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(g)          The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(h)          This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(j)          The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the parties hereto shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized officers to execute, this Investor Rights Agreement as of the date first above written.

COMPANY:	LAKELAND INDUSTRIES, INC.

	By:	/s/ Christopher J. Ryan
Name: Christopher J. Ryan
Title: President and Chief Executive Officer

Address:	701-7 Koehler Avenue
Ronkonkoma, NY 11779
Attention:	Gary Pokrossa
Facsimile:	(631) 981-9751

INVESTOR:	LKL INVESTMENTS, LLC

	By:	/s/ Steven Graham
Name: Steven Graham
Title: Treasurer

Address:	P.O. Box 692
Flagtown, NJ 08821
Attention:	Steven Graham
Facsimile:	(917) 591-8130

-9-